Discovery, Inc. SC 13D/A

Exhibit C

REVOLVING LOAN TRANSACTIONS

June 13, 2019

From:	[ ]

To:	Advance/Newhouse Programming Partnership
6350 Court Street
East Syracuse, NY 13057

Ladies and Gentlemen:

The purpose of this letter agreement (this “Master Confirmation”) is to set forth the terms and conditions of one or more transactions (each, a “Transaction”) entered into hereunder from time to time between [ ] (“Lender”) and Advance/Newhouse Programming Partnership (“Borrower”). Each such Transaction entered into between Lender and Borrower that is subject to this Master Confirmation shall be evidenced by a supplemental confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”), with such modifications as to which Lender and Borrower mutually agree. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” for the purposes of the Agreement specified below. In each Transaction, Lender acts as counterparty only and not as an advisor or fiduciary to Borrower.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into each Confirmation, including this Master Confirmation.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into any Transaction to which this Master Confirmation relates on the terms and conditions set forth below.

This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Lender and Borrower as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Lender and Borrower had executed the Agreement on the date of this Master Confirmation (without any Schedule but with the elections set forth in this Master Confirmation). All provisions contained in the Agreement govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein and in the related Supplemental Confirmation. For the avoidance of doubt, the Transactions under this Master Confirmation shall be the only transactions under the Agreement and shall not be subject to any other (existing or deemed) master agreement to which Lender and Borrower are parties.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency among any of the Agreement, this Master Confirmation, such Supplemental Confirmation, the Pledge Agreement and the 2006 Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Pledge Agreement; (iv) the 2006 Definitions; and (v) the Agreement.

1.       Set forth below are the general terms and conditions which, together with the terms and conditions set forth in the Supplemental Confirmation (in respect of the related Transaction), shall govern such Transaction:

General Terms:

Trade Date:	For each Transaction, as set forth in the applicable Supplemental Confirmation.

Shares:	The Class C common stock, par value USD 0.01 per Share, of Discovery, Inc. (the “Issuer”) (Exchange symbol “DISCK”).

Components:	Each Transaction will be divided into a number of individual Components equal to the Number of Components for such Transaction, each with the terms set forth in this Master Confirmation and the related Supplemental Confirmation, and, in particular, with the Maturity Dates set forth in the Supplemental Confirmation for such Transaction. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component of such Transaction as if each Component were a separate Transaction under the Agreement.

Number of Components:	For each Transaction, as set forth in the applicable Supplemental Confirmation.

Principal at Maturity:	For each Component, as set forth in the applicable Supplemental Confirmation.

Calculation Agent:	Lender; provided that, following the occurrence of an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Lender is the Defaulting Party, Borrower shall have the right to designate a nationally recognized third-party dealer in over-the-counter equity derivatives market to act as the substitute Calculation Agent and, in the case of the designation of a substitute Calculation Agent pursuant to this proviso, Lender shall be required to pay all reasonable fees charged by such substitute Calculation Agent for the performance of the duties required of it hereunder. Upon receipt of written request from Borrower following any calculation, adjustment or determination made by Calculation Agent hereunder, Calculation Agent shall, with reasonable promptness (but in any event within four (4) Local Business Days from the receipt of such request), provide Borrower with a written explanation describing, in reasonable detail, such calculation, adjustment or determination (including any market data or information from internal sources used in arriving at such calculation, adjustment or determination, but without disclosing Calculation Agent’s models or information that is proprietary or that Lender is subject to contractual, legal or regulatory obligations not to disclose).

Adjustment and Termination
Consultation:	Upon the occurrence of any event that would permit Lender (whether or not in its capacity as Calculation Agent) to adjust the terms of the Transaction or terminate the Transaction, prior to making such adjustment or effecting such termination, Lender shall use its reasonable efforts to consult with Borrower in good faith regarding such adjustment or termination. The foregoing shall not (i) limit the rights of Lender to make such adjustment or effect such termination at any time or (ii) obligate Lender to delay, or continue delaying, making such adjustment or effecting such termination at any time (in each case, whether or not in Lender’s capacity as Calculation Agent).

Borrower’s Option to Receive
Loan Amounts:	For any Undrawn Component or Partially Drawn Component of any Transaction, Borrower may, upon no less than three Local Business Days’ prior written notice (a “Draw Notice”) to Lender (unless such notice is provided before the Trade Date), designate a Local Business Day (each, a “Draw Date”) occurring on or after the later of (i) the third Local Business Day following the Trade Date and (ii) the Local Business Day on which all of the conditions specified in Sections 2(a) and 2(b) of this Master Confirmation are satisfied or waived by Lender, and prior to the tenth Local Business Day immediately preceding the Settlement Method Election Date (as defined under the Applicable Collar Supplemental Confirmation (as defined below)), to receive from Lender an amount equal to the Loan Amount with respect to such Undrawn Component or Partially Drawn Component as of the Draw Date. Such notice shall indicate the Undrawn Component(s) and/or Partially Drawn Component(s) of such Transaction and the corresponding Principal at Maturity (or portion thereof) of each such Transaction Component with respect to which Borrower is designating a Draw Date; provided that (i) the amount of the Principal at Maturity of a Component specified in a Draw Notice may not exceed the Undrawn Principal at Maturity for such Component and (ii) the aggregate of the Principals at Maturity (or portions thereof) specified in a Draw Notice must be at least equal to the lesser of the Undrawn Principal at Maturity for all Components of a Transaction and USD [ ].

For the avoidance of doubt, Borrower may designate a Draw Date only for an Undrawn Component or a Partially Drawn Component of a Transaction and not for a Fully Drawn Component of any Transaction.

Loan Amount:	For any Undrawn Component or Partially Drawn Component of a Transaction, with respect to any Draw Date, the Present Value as of such Draw Date of the Principal at Maturity (or portion thereof) of such Undrawn Component or Partially Drawn Component specified by Borrower in its Draw Notice.

Borrower’s Option to Prepay
Loan Repayment Amounts:	For any Drawn Component of any Transaction, Borrower may, upon no less than three Local Business Days’ prior written notice (a “Repayment Notice”) to Lender, designate a Local Business Day (each, a “Loan Repayment Date”) occurring after the most recent Draw Date for such Drawn Component but on or prior to the Settlement Method Election Date (as defined under the Applicable Collar Supplemental Confirmation) to pay to Lender an amount equal to the Loan Repayment Amount with respect to such Drawn Component as of the Loan Repayment Date. Such notice shall indicate the Drawn Component(s) of such Transaction and the corresponding Principal at Maturity (or portion thereof) of each such Component with respect to which Borrower is designating a Loan Repayment Date;

provided that (i) the Principal at Maturity of a Component specified in a Repayment Notice may not exceed the Drawn Principal at Maturity for such Component and (ii) the aggregate of the Principals at Maturity (or portions thereof) specified in a Repayment Notice must be at least equal to the lesser of the Drawn Principal at Maturity for all Components of a Transaction and USD [ ] (or such lesser amount needed to bring the Draw Percentage as of such date below the Draw Threshold).

Loan Repayment Amount:	For any Drawn Component of a Transaction, with respect to any Loan Repayment Date, the Present Value as of such Loan Repayment Date of the Principal at Maturity (or portion thereof) for such Drawn Component specified by Borrower in its Repayment Notice.

Drawn Principal at Maturity:	For any Fully Drawn Component or Partially Drawn Component and any date, the amount of the Principal at Maturity corresponding to the Loan Amounts for which a Draw Date has occurred minus the amount of the Principal at Maturity corresponding to the Loan Repayment Amounts for which a Loan Repayment Date has occurred (if any), in each case, as of such date.

Undrawn Principal at Maturity:	For any Undrawn Component or Partially Drawn Component and any date, the Principal at Maturity for such Component minus the Drawn Principal at Maturity for such Component as of such date.

Present Value:	With respect to any Component of a Transaction and the Undrawn Principal at Maturity or the Drawn Principal at Maturity (or portion) thereof, and as of any date of calculation, the present value as of such date of calculation of a payment of such Principal at Maturity on the scheduled Maturity Date for such Component, calculated using a discount rate equal to the Interpolated Zero Coupon Swap Rate plus the Spread as of the Local Business Day immediately preceding such date of calculation, assuming a tenor of the period of time from and including such date of calculation to but excluding such scheduled Maturity Date.

Interpolated Zero Coupon Swap

Rate:	The discount rate as determined by the Calculation Agent by converting the Reference LIBOR Rate into a zero coupon discount rate.

Reference LIBOR Rate:	(i) For any period of less than or equal to 12 months, USD-LIBOR-BBA for a Designated Maturity that corresponds most closely to such period, or (ii) for any period of more than 12 months, the rate determined by the Calculation Agent using the “offer side” U.S. Dollar Swap rate posted on Bloomberg Financial Markets Page “SWDF[go],15[go],101[go]” (in each case, or any successor or replacement page).

Spread:	For each Transaction, as set forth in the applicable Supplemental Confirmation.

Maturity Date:	For each Component, as set forth in the applicable Supplemental Confirmation.

Borrower’s Obligation to

Repay Loan Amounts:	In respect of any Drawn Component as of any Maturity Date, on the Maturity Date for such Drawn Component, Borrower shall pay to

Lender in cash the Drawn Principal at Maturity for such Drawn Component.

Fully Drawn Component:	As of any date, a Component of a Transaction with respect to which the Drawn Principal at Maturity is equal to the Principal at Maturity for such Component. For the avoidance of doubt, each Component shall initially be an Undrawn Component (unless a Draw Date occurred on the Trade Date with respect to such Component), and may, from time to time, become a Fully Drawn Component or Partially Drawn Component upon the occurrence of a Draw Date with respect thereto or thereafter become an Undrawn Component or Partially Drawn Component upon the occurrence of a Loan Repayment Date or Draw Date, all as set forth under “Borrower’s Option to Receive Loan Amounts” and “Borrower’s Option to Prepay Loan Repayment Amounts” above. The Calculation Agent shall keep record of Fully Drawn Components, Partially Drawn Components and Undrawn Components.

Partially Drawn Component:	As of any date, a Component of a Transaction with respect to which the Drawn Principal at Maturity is less than the Principal at Maturity for such Component, but not zero.

Drawn Component:	A Component of a Transaction that is a Fully Drawn Component or a Partially Drawn Component.

Undrawn Component:	A Component of a Transaction that is not a Drawn Component.

Settlement Currency:	USD

2.	Conditions:

(a)          Credit Support Documents. As a condition to the effectiveness of this Master Confirmation, (i) the parties hereto shall enter into a Pledge Agreement (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Pledge Agreement”) on or prior to the date hereof confirming, on the terms set forth therein, a first priority security interest in the Shares pledged to Lender in respect of any Transaction hereunder and (ii) Borrower, Lender and Issuer shall enter into an Issuer Agreement (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Issuer Agreement”) on or prior to the date hereof, in form and substance reasonably satisfactory to Lender. The Pledge Agreement shall be a Credit Support Document hereunder and under the Agreement.

(b)         Conditions to Extending a Loan. With respect to each Transaction, Lender’s obligations to extend a Loan Amount under such Transaction are subject to the satisfaction, or the waiver by Lender, of the following conditions:

(i)             The representations and warranties of Borrower hereunder, in the Agreement (including as may be modified herein), in the Master Confirmation regarding Share Collar Transactions dated the date hereof between Borrower and Lender (the “Collar Master Confirmation”) and the Applicable Collar Supplemental Confirmation (as specified in the applicable Supplemental Confirmation hereunder) (the Collar Master Confirmation together with each Applicable Collar Supplemental Confirmation, the “Collar Confirmations”) and in the Pledge Agreement shall be true and correct as of the Trade Date;

(ii)            Borrower shall have performed all of the covenants and obligations to be performed by Borrower hereunder, under the Agreement (including as may be modified herein), under the Collar Confirmations and under the Pledge Agreement on or prior to the Trade Date;

(iii)           Borrower shall have executed the Collar Confirmations, and the conditions to effectiveness thereunder shall have occurred or been waived by Lender;

(iv)         Lender shall have received proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC (as defined in the Pledge Agreement) or other appropriate filing offices of each jurisdiction as may be reasonably necessary and requested by Lender prior to the Trade Date to perfect the security interests purported to be created by the Pledge Agreement as security for Borrower’s Secured Obligations (as defined in the Pledge Agreement), and no Collateral Event of Default (as defined in the Pledge Agreement) shall have occurred and be continuing;

(v)          A number of Shares at least equal to the aggregate Number of Shares (as defined in the Collar Confirmations) for all outstanding Components (as defined in the Collar Confirmations) of all Collar Transactions (as defined in the Pledge Agreement) outstanding at such time shall have been credited to the Collateral Account (as defined in the Pledge Agreement); and

(vi)         As of the relevant Draw Date in respect of any Loan Amount:

(A)       No Additional Termination Event resulting from events solely within Borrower’s control and with respect to which Borrower is the sole Affected Party shall have occurred and be continuing, or would occur on such Draw Date, and no Early Termination Date shall have been designated in respect of such Additional Termination Event with respect to any outstanding Transaction hereunder for which an amount owing by Borrower remains unpaid (whether or not then due);

(B)       If an Additional Termination Event resulting from events not solely within Borrower’s control and with respect to which Borrower is the sole Affected Party shall have occurred and be continuing, or would occur on such Draw Date, no Early Termination Date shall have been designated in respect of such Additional Termination Event with respect to all outstanding Transactions hereunder; and

(C)       No Event of Default or Potential Event of Default with respect to which Borrower is the sole Defaulting Party shall have occurred and be continuing hereunder or under one or more Collar Confirmations.

(c)          Lender acknowledges and agrees that unless it notifies Borrower in writing that any condition referred to in (a) or (b) above has not been satisfied or waived by the Trade Date (in the case of (a) and (b)(i) through (iv)) or the Draw Date (in the case of (b)(v)), as applicable, it shall be deemed to have waived any such conditions that have not been satisfied.

3.            Other Provisions:

(a)          Additional Representations and Agreements. Borrower represents and warrants to and for the benefit of, and agrees with, Lender (1) on the date hereof and (2) on each Trade Date, as follows:

(i)           Borrower is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

(ii)          Borrower is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(iii)         No Transaction hereunder will violate or contravene any trading or corporate policy of the Issuer applicable to Borrower or Borrower’s affiliates, including, but not limited to, the Issuer’s window period policy.

(iv)         The assets used in connection with the execution, delivery and performance of the Agreement and the Transactions entered into hereunder are not and will not be the assets of (A) an “employee benefit plan” (with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974,

as amended (“ERISA”)) subject to Title I of ERISA, (B) a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies or (C) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulation section 2510.3-101 (as modified by Section 3(42) of ERISA) or otherwise.

(v)           Without limiting the representations contained in Section 3(a)(iii) of the Agreement and after giving effect to the Issuer Agreement, Borrower represents that its execution, delivery and performance of this Master Confirmation, the Pledge Agreement, the Collar Confirmations and any other documentation relating to the Agreement to which Borrower or any of its Affiliates is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, registration rights agreement, confidentiality agreement, merger agreement, right of first refusal or other agreement binding on Borrower or its Affiliates.

(vi)          Borrower shall not use any part of the proceeds of any Transaction, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of Regulation U or Regulation X, in each case, issued by the Board of Governors of the Federal Reserve System of the United States).

(vii)         Borrower shall have delivered to Lender an FRB Form U-1, completed to satisfaction of Lender and duly executed by Borrower in respect of the Transactions.

(b)         Additional Termination Events. The following shall be an Additional Termination Event with respect to which Borrower is the sole Affected Party and (subject to the proviso below) all Transactions under this Master Confirmation shall be Affected Transactions: any “Additional Termination Event” with respect to which Borrower is the sole Affected Party, any “Event of Default” with respect to which Borrower is the sole Defaulting Party or any cancellation or termination of the Share Collar Transactions (as defined under the Collar Confirmations) under Article 12 of the Equity Definitions incorporated therein, in each case, that results in an Early Termination Date or other date of termination or cancellation occurring or being designated thereunder under one or more Collar Confirmations; provided that if an Early Termination Date or other date of termination or cancellation occurs or is designated with respect to a portion of such Share Collar Transactions, (a) any payment made pursuant to Section 6 of the Agreement shall be made on a proportional basis as if an Early Termination Date had been designated in respect of solely such corresponding portion of the Transactions and the Components (or portions thereof) thereof, and (b) for the avoidance of doubt, the Transactions shall remain in full force and effect except that such Transactions shall be reduced by the corresponding Components (or portions thereof) included in such terminated portion.

(c)          Additional Events of Default. It shall be an Event of Default under the Agreement with respect to which Borrower is the sole Defaulting Party if a Collateral Event of Default (as defined in the Pledge Agreement) shall have occurred.

(d)          Amendments and Elections with respect to the Agreement. The following amendments and elections shall be made to, and with respect to, the Agreement:

(i)            For purposes of Section 5(a) of the Agreement, “Specified Entity” means, in relation to Lender, none, and in relation to Borrower, none.

(ii)           The agreement in Section 4(a)(iii) of the Agreement is amended by inserting “promptly upon the earlier of (1)” in lieu of the word “upon” at the beginning thereof and inserting “or (2) such party learning that the form or document is required” before the word “any” in the first line thereof.

(iii)          The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Lender and to Borrower, and, for such purpose “Specified Indebtedness” will mean any obligation in respect of the payment or repayment of moneys (whether present or future, contingent or otherwise, as principal or surety or otherwise), including, without limitation, any obligation in respect of borrowed money, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business, and the “Threshold Amount” shall be, in relation to Lender, an amount equal to three percent (3%) of the shareholders’ equity of [Lender] and, in relation to Borrower, USD [ ], (in each case including the

United States dollar equivalent of obligations stated in any other currency or currency unit); provided that the definition of “Cross Default” in Section 5(a)(vi)(1) of the Agreement is amended by (x) deleting the clause “, or becoming capable at such time of being declared,” and (y) adding at the end thereof the following: “provided that, notwithstanding the foregoing, an Event of Default shall not be deemed to have occurred at any time under clause (2) hereof if the default is a failure to pay caused, as demonstrated to the reasonable satisfaction of the other party, solely by an error or omission of an administrative or operational nature where (1) funds or securities required to make payment or delivery, as the case may be, were available to the relevant party to enable it to make the relevant payment or delivery when due, and (2) such payment or delivery is in fact made within two Local Business Days after the relevant party receives written notice from an interested party of such default;”.

(iv)       The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to Lender and will apply to Borrower.

(v)       For purposes of Sections 5(a)(viii) and 5(b)(v) of the Agreement, Borrower shall not be deemed to have transferred “all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of the date of this Master Agreement)” so long as (A) there is not pending or, to Borrower’s knowledge, threatened against Borrower, any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of the Transactions or its ability to perform its obligations hereunder and (B) as of the date of such transfer, the transferee(s), which shall be a person or entity reasonably acceptable to Lender, shall have provided a guaranty of the Full Recourse Obligations in form and substance satisfactory to Lender.

(vi)       Notwithstanding Section 6 of the Agreement but subject to Section 3(b) of this Master Confirmation, upon any Event of Default with respect to which Borrower is the sole Defaulting Party or any Termination Event with respect to which Borrower is the sole Affected Party, Lender may choose to treat a portion of the Transactions and/or the Components as the sole Transactions subject to such Event of Default or sole Affected Transaction(s), as the case may be, in the following order of priority:

first, the Undrawn Components (or portions thereof);

second, the portions of Partially Drawn Components not to exceed the Undrawn Principal at Maturity of such Partially Drawn Component;

third, the remaining portions of Partially Drawn Components; and

fourth, the Components (or portions thereof) that correspond to Fully Drawn Components;

in which case (a) any payment made pursuant to Section 6 of the Agreement shall be made on a proportional basis as if an Early Termination Date had been designated in respect of solely such corresponding portion of the Transactions and the Components (or portions thereof) thereof, and (b) for the avoidance of doubt, the Transactions shall remain in full force and effect except that such Transactions shall be reduced by the corresponding Components (or portions thereof) included in such terminated portion.

(e)         Disclosures. Effective from the date of commencement of discussions concerning a Transaction, Borrower and each of Borrower’s employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Borrower relating to such tax treatment and tax structure.

(f)         Acknowledgments and Agreements as to Bankruptcy. The parties hereto intend that (A) Lender is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code, (B) each of this Master Confirmation and each Supplemental Confirmation, together with the Collar Confirmations, is a “loan transaction coupled with a securities collar transaction” within the meaning of the definition of “securities contract” in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “settlement payment” and/or “margin payment” and a “transfer” within the meaning of Sections 546(e) and 548(d) of the Bankruptcy Code, (C) the Pledge Agreement is a “security agreement or arrangement” or other “credit enhancement” that forms a part of and is related to such “securities contract” within the meaning of Section 362(b) of the Bankruptcy Code, (D) the rights given to Lender under this Master Confirmation, each Supplemental Confirmation and under the Agreement and the Pledge Agreement upon the occurrence of an Event of Default with respect to the other party constitute “contractual rights” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and “contractual rights” under a security agreement or arrangement forming a part of or related to a “securities contract” as such terms are used in Sections 555, 561, and 362(b)(6) of the Bankruptcy Code, and (E) Lender is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(g)          Certain Authorized Transfers. Lender may not transfer or assign its rights and obligations hereunder, under each Transaction and related Supplemental Confirmation, the Agreement or under the Pledge Agreement, in whole or in part, to any entity without the prior written consent of Borrower, such consent not to be unreasonably withheld or delayed. Without limiting the foregoing, (1) Borrower will not be required to pay to such entity an amount in respect of taxes greater than the amount in respect of taxes which Borrower would have been required to pay to Lender in the absence of such assignment and Lender will cause the transferee to provide such tax documentation as may be reasonably requested by Borrower to permit Borrower to determine its withholding obligations and (2) Borrower will not receive a payment from which an amount has been withheld or deducted on account of taxes in excess of that which Lender would have been required to so withhold or deduct in the absence of such assignment, unless such entity agrees to make additional payments such that Borrower receives the same amount as it would have received from Lender.

(h)          Netting. If on any date cash would otherwise be payable hereunder or pursuant to the Agreement, the Pledge Agreement, any Collar Confirmation or any other Credit Support Document by Lender to Borrower and by Borrower to Lender, then, on such date, each such party’s obligation to make such payment will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one such party exceeds the aggregate amount that would otherwise have been payable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(i)          Confidentiality. Lender shall keep the Information (as defined below) confidential and shall not use or disclose to any Person such information, except that Lender may disclose such Information as (i) becomes generally available to the public (including, for the avoidance of doubt, by virtue of inclusion in Borrower’s filings under Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended) other than through a violation by Lender or any person referenced in clause (iv) below of its confidentiality obligations under this Section 3(i), (ii) is required to be disclosed in response to any judicial process or to comply with any applicable law, order, regulation, ruling or instruction of a regulator, supervisor or any similar official with jurisdiction over Lender, (iii) is required to be disclosed in connection with the enforcement of rights under any Transaction Document (as defined in the Pledge Agreement) or under the Pledge Agreement or (iv) is disclosed for appropriate business purposes solely related to the Transaction Documents (as defined in the Pledge Agreement) or the Pledge Agreement to its Affiliates or its employees, agents, auditors, accountants, consultants, attorneys or advisors, in each case who are themselves required to keep such information confidential by virtue of an enforceable agreement or a relationship of trust or confidence with Lender (or, in the case of Lender’s employees, by virtue of Lender’s policies or procedures).  For the purposes of this Section 3(i), “Information” means (i) the terms of this Master Confirmation, the Collar Confirmation, the Pledge Agreement, any Transaction, any potential Transaction, any Collar Transaction and any potential Collar Transaction and (ii) all information received from or on behalf of Borrower relating to Borrower or its affiliates or their businesses.

(j)          USA PATRIOT Act Required Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA

PATRIOT Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(k)         Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (ii) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of WSTAA or any regulation under the WSTAA, (iv) any requirement under WSTAA nor (v) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Master Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Confirmation, any Supplemental Confirmation or the Agreement (including, but not limited to, rights arising from Illegality (as defined in the Agreement)).

(l)          GOVERNING LAW. THIS MASTER CONFIRMATION, each Supplemental Confirmation AND THE AGREEMENT SHALL BE GOVERNED BY AND ALL MATTERS ARISING OUT OF OR RELATING HERETO SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE OR RULES THEREOF EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(m)        WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION OR ANY TRANSACTION contemplated hereby or thereby OR THE ACTIONS OF LENDER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF or thereof.

(n)          Tax Matters.

(i)          Payer Representations: For the purpose of Section 3(e) of the Agreement, Lender and Borrower each hereby make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or amounts payable hereunder that are considered to be interest for U.S. federal income tax purposes) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(ii)          Payee Representations. For the purposes of Section 3(f) of the Agreement Borrower and Lender each make the representations specified below as applicable:

(A)          Lender: Lender is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

(B)          Borrower: Borrower is a disregarded entity for U.S. federal income tax purposes. It is wholly owned by A/NPP Holdings LLC, which is organized under the laws of Delaware and is a partnership for U.S. federal income tax purposes. A/NPP Holdings LLC is a U.S. person (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(iii)         Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Section 3(n)(i) above, and “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iv)         2015 ISDA 871(m) Protocol.  The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement as if set forth in full herein.

(v)          Tax documentation. For the purposes of Section 4(a)(i) of the Agreement, each party agrees to deliver the document(s) as set forth in this clause (v). Borrower shall provide to Lender a completed and signed U.S. Internal Revenue Service Form W-9 for A/NPP Holdings LLC, or any successor form, and any required attachments thereto (i) on or prior to the Trade Date, (ii) promptly upon reasonable demand by Lender and (iii) promptly upon learning that any such tax Form previously provided by Borrower has become obsolete or incorrect. Lender shall provide to Borrower a completed and signed U.S. Internal Revenue Service Form W-9, or any successor form, and any required attachments thereto (i) on or prior to the Trade Date, (ii) promptly upon reasonable demand by Borrower and (iii) promptly upon learning that any such tax Form previously provided by Lender has become obsolete or incorrect.

(vi)         Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

(o)          Limitation on Recourse. Notwithstanding anything to the contrary herein, but, for the avoidance of doubt, without limiting Lender’s early termination or cancellation rights hereunder or under the Agreement, Lender’s recourse in respect of any obligation of Borrower under this Master Confirmation, any Transaction governed hereby, the Agreement or the Pledge Agreement will be limited to the Collateral (as defined in the Pledge Agreement) (the “Collateral”) and Lender shall not under any circumstance have any right to payment or delivery from Borrower or against any property or assets of Borrower other than the Collateral, and upon the exhaustion thereof all obligations of, or claims against, Borrower shall be extinguished; provided that all obligations of Borrower with respect to the Full Recourse Obligations shall be with full recourse to Borrower to the extent there is any deficiency following application of the Collateral to all Secured Obligations and shall constitute direct, general, unconditional and unsubordinated obligations of Borrower secured by Collateral.

“Full Recourse Obligations” means Borrower’s obligations under this Master Confirmation relating to or resulting from (1) any breach of a Full Recourse Representation or (2) the occurrence of any Collateral Event of

Default described in clause (i) of the definition thereof or the occurrence of any Collateral Event of Default described in clause (ii) of the definition thereof due to events solely within Borrower’s control.

“Full Recourse Representation” means (i) Sections 3(a)(i), (ii), (iii) and (iv) of the Agreement, (ii) Section 3(a)(v) of this Master Confirmation and (iii) Section 3(g) of the Pledge Agreement.

(p)    [Reserved.]

4.	Notice and Account Details.

(a)	Telephone and/or Facsimile Numbers and Contact Details for Notices:

Address for notices or communications to Lender:

[   ]

Address for notices or communications to Borrower:

[   ]

with a copy to:

[   ]

(b)	Account Details:

Account Details of Lender

Pay to: [   ]

Account Details of Borrower:

To be advised

5.	Offices.

Lender: [   ]
Borrower: Not Applicable

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Master Confirmation enclosed for that purpose and returning it to Lender.

Yours sincerely, [ ]

By:
Name:

Title:

Accepted and confirmed: Advance/Newhouse Programming Partnership

By:
Name:

Title:

SIGNATURE PAGE TO DISCOVERY
MASTER CONFIRMATION

Annex A

FORM OF SUPPLEMENTAL CONFIRMATION

SUPPLEMENTAL CONFIRMATION #[__]

Date:	[ ], 20__

To:	Advance/Newhouse Programming Partnership

6350 Court Street

East Syracuse, NY 13057

From:	[ ]

Re:	Loan Transaction

[(Transaction Reference Number:__________________)]

Ladies and Gentlemen:

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [Lender] (“Lender”) and Advance/Newhouse Programming Partnership (“Borrower”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Lender and Borrower as of the relevant Trade Date for the Transaction referenced below.

1.       This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation regarding Revolving Loan Transactions, dated [●], 2019, between Lender and Borrower (as amended, modified or supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.       The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]
Number of Components:	[ ]
Spread:	[ ] basis points per annum.
Applicable Collar Supplemental Confirmation:	Supplemental Confirmation #[__] to the Collar Master Confirmation

For each Component of the Transaction, the Principal at Maturity and the Maturity Date are as forth below.

Annex A – 1

Component Number	Principal at Maturity	Maturity Date
1.		[ ], 20__
2.		[ ], 20__
3.		[ ], 20__
4.		[ ], 20__
5.		[ ], 20__
6.		[ ], 20__
7.		[ ], 20__
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9.		[ ], 20__
10.		[ ], 20__
11.		[ ], 20__
12.		[ ], 20__
13.		[ ], 20__
14.		[ ], 20__
15.		[ ], 20__
16.		[ ], 20__
17.		[ ], 20__
18.		[ ], 20__
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20.		[ ], 20__
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25.		[ ], 20__
26.		[ ], 20__
27.		[ ], 20__
28.		[ ], 20__
29.		[ ], 20__
30.		[ ], 20__

3.       This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Annex A – 2

Yours sincerely, [ ]
By:
Name:

Title:

Accepted and confirmed: Advance/Newhouse Programming Partnership
By:
Name:

Title:

Signature Page to Discovery Supplemental Confirmation